Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Strong Global Entertainment, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Voting Shares (“Common Shares”), without par value(3)	Rule 457(h)	143,823	$3.35	$481,807.05	0.00011020	$53.10
Equity	Common Shares(4)	Rule 457(h)	105,000	$3.35	$351,750.00	0.00011020	$38.76
Total Offering Amounts					$833,557.05		$91.86
Total Fee Offsets							$0.00
Net Fee Due							$91.86

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the 2023 Share Compensation Plan (the “Plan”) of Strong Global Entertainment, Inc. (the “Company”) to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions that result in an increase in the number of outstanding securities. Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the Common Shares reported on NYSE American on May 22, 2023, which is within five business days of this filing.

(3)	Represents issued Common Shares underlying the restricted stock units granted to the Company’s directors and officers pursuant to the Plan on May 18, 2023.

(4)	Represents unissued Common Shares underlying the restricted stock units granted to the Company’s directors and officers pursuant to the Plan on May 18, 2023.